Exhibit 10.2

MODIFICATION AGREEMENT

This Modification Agreement (this “Agreement”) is made as of January 8, 2003 between RevCare, Inc., a Nevada corporation (the “Company”), and Rob Perez (“Executive”).

RECITALS

A.                                   Executive made a loan to the Company and/or its affiliates, which loan is evidenced by a promissory note dated August 14, 2000 in the original principal amount of $1,225,000 (the “Original Note”).

B.                                     The Original Note, together with certain other promissory notes issued by the Company, was secured by a Security Agreement dated August 14, 2000 (the “Original Security Agreement”).

C.                                     Executive and the Company entered into that certain Employment Agreement dated August 14, 2000 ( the “Employment Agreement”).

D.                                    The Company is negotiating certain credit accommodations with Bridge Bank NA, in respect of which such bank is requiring Executive and the secured parties under the Original Security Agreement to subordinate their rights under their promissory notes and the Original Security Agreement pursuant to the terms and conditions of a Subordination Agreement substantially in the form attached hereto as Exhibit A (the “Subordination Agreement”).

E.                                      The Company and Executive have entered into this Agreement to set forth the terms and conditions upon which they have agreed to amend the Original Note, the Original Security Agreement and the Employment Agreement.

NOW THEREFORE, the Company and Executive agree as follows:

1.                                       Payments to Executive.  On or before the Closing Date (as defined below), the Company will pay or cause to be paid to the client trust account for Andrew A. Talley, Esq. (“Escrow Holder”), as escrow holder for the benefit of Executive, the aggregate sum of $145,000 (the “Cash Payment”) in immediately available funds.  The Escrow Holder shall deliver the Cash Payment to Executive upon confirmation from the Company in writing of its receipt of all of the documents and instruments described in Section 4 below.  The “Closing Date” shall be the earlier of (i) the consummation of the closing of the sale of the Company’s office building located at 5400 Orange Avenue, Cypress, CA, (ii) the consummation of the closing of the credit facility described in that letter agreement between the Company and Bridge Bank, NA dated December 12, 2002 and (iii) March 31, 2003.

(a)                                  The parties acknowledge and agree that $140,000 of the Cash Payment shall be applied against the then outstanding principal owing under the Original Note.

(b)                                 The parties further acknowledge and agree that the $5,000 balance of the Cash Payment shall be paid to Executive to cover Executive’s expenses incurred in renegotiating the terms of the Original Note, Original Security Agreement and Employment Agreement,

negotiating the terms of the Subordination Agreement and consummating the transactions contemplated herein and in the documents referenced herein.

2.                                       Amendment of Original Note.  Concurrently upon the execution of this Agreement, the first sentence of Section 1 of the Original Note will be amended and restated to provide that, subject to the extension provisions set forth in the second sentence of Section 1 of the Original Note, the principal balance and all accrued but unpaid interest thereunder shall be due and payable on January 5, 2004, unless earlier converted or paid in accordance with the terms thereof.  Section 3 of the Original Note is shall be deleted.

3.                                       Amendment of Employment Agreement.  Concurrently upon the execution of this Agreement, the term of the Employment Agreement shall be extended to January 5, 2004; provided, however, that the Company may terminate the Employment Agreement upon five (5) days notice to Executive after July 31, 2002 if the Company has paid the Original Note in full.  In addition, Section 3(c) of the Employment Agreement shall be deleted.

4.                                       Delivery of Documents by Executive.

(a)                                  Concurrently upon the execution of this Agreement, Executive shall deliver to the Company an Amended and Restated Security Agreement in the form attached hereto as Exhibit B, duly executed by Executive and Executive’s spouse.

(b)                                 Upon receipt of the Cash Payment by the Escrow Holder, but prior to the release of any portion of the Escrow Payment by the Escrow Holder to Executive, Executive shall cause to be delivered to the Company a Subordination Agreement in favor of Bridge Bank NA substantially in the form attached hereto as Exhibit A, duly executed and delivered by Executive and Executive’s spouse.

5.                                       Delivery of Documents by the Company.  Concurrently upon the execution of this Agreement, the Company shall deliver to Executive an Amended and Restated Security Agreement in the form attached hereto as Exhibit B, duly executed and delivered by the Company.

6.                                       Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Rob Perez
9752 Villa Woods Drive
Villa Park, CA 92861

Notices to Escrow Holder:

Andrew A. Talley, Esq., Attorney at Law
500 N. State College Blvd., Suite 1030
Orange, CA 92868

Notices to the Company:

RevCare, Inc.
5400 Orange Avenue, Suite 200
Cypress, CA 90630
attn: Chief Financial Officer

With a copy to:

George L. McCabe, Jr.
Managing Partner
FBR Financial Services Partners LP
1001 19th Street North, 10th Floor
Arlington, VA 22209

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

7.                                       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.                                       Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, any prior understandings, agreements or representations between Executive, on the one hand, and the Company and its subsidiaries, on the other hand.

9.                                       No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

10.                                 Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11.                                 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns.

12.                                 Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

13.                                 Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REVCARE, INC.

By:	/s/ Fred McGee
Name:	Fred McGee
Title:	CFO

/s/ Rob Perez
ROB PEREZ